Exhibit 99.2

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Operator:

Welcome to the China XD Plastics 3Q10 financial results conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, there will be a Q&A session. As a reminder, this conference is being recorded and will be replayed shortly after the call

I would now like to hand the call over to your host for today’s call, Mahmoud Siddig. Please go ahead sir.

Mahmoud Siddig:

Thank you, operator. Good morning and good evening, and thank you for joining us for the China XD Plastics 3Q results conference call. Joining the call today are Mr. Jie Han, Chairman and CEO; Mr. Taylor Zhang, CFO; Mr. Qingwei Ma, Chief Operating Officer; and Mr. Junjie Ma, Chief Technology Officer. Yesterday, China XD Plastics issued a press release announcing its 3QF10 financial results. The release is available on the Company’s IR webpage, at www.chinaxd.net.

Before management's presentation I would like to refer to the Safe Harbor statement in connection with today's conference call and remind our listeners that management’s prepared remarks during this call may contain forward-looking statements, which are subject to risks and uncertainties, and that management may make additional forward-looking statements in response to your questions.

The Company therefore claims the protection of the Safe Harbor for Forward-Looking Statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projection as to the Company’s future performance represents management’s estimates as of today November 12th, 2010. China XD Plastics assumes no obligation to update these projections in the future as market conditions change.

To supplement its financial results presented in accordance with US-GAAP, management will make reference to certain non-GAAP financial measures which the Company believes provide meaningful additional information to better understand its operating performance. A table reconciling non-GAAP measures to the nearest GAAP equivalent can be found on the earnings press release issued yesterday.

I would now like to turn the call over to Mr. Han. Mr. Han will be speaking in Chinese and I will translate his statement into English. Mr. Han, please go ahead.

Jie Han:

[speaking in foreign language]

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Mahmoud Siddig:

Thank you, Mahmoud, and thank you all for joining us today. We are pleased to report a strong performance in the quarter, as we delivered robust top and bottom-line growth and again exceeded our key operational targets for the quarter.

Our results were supported by strong demand for our products as the Chinese auto industry continued to grow at a rapid rate. China’s auto sales reached 13.14 million units within the first 9M10 and increased by 35.9% compared to the same period in 2009. In addition to growing auto demand, plastic content per vehicle continued to increase as well.

We believe these trends are sustainable, and provide the Company with clear growth opportunities. Accordingly, we took steps in the 3Q and in recent months, including investing in our manufacturing capacity and in our R&D capabilities, to better position our Company to capitalize on these growth opportunities.

Jie Han:

[speaking in foreign language]

Mahmoud Siddig:

As we announced in early October, in order to meet strong customer demand, we initiated a plan to increase our annual production capacity from 100,000 metric tons in 2010 to 135,000 metric tons in 2011. In order to meet this goal, we will purchase nine new production lines, which we expect will be installed, tested and fully operational by January 2011.

We believe the approximately $20 million investment we are making in this endeavor will allow us to capture new growth opportunities, expand our geographic footprint, and meet the increasing customer demand for our products, especially for higher value-added and higher margin products.

Jie Han:

[speaking in foreign language]

Mahmoud Siddig:

In addition to our capacity expansion plans, we continued to invest in R&D during the quarter. As we discussed last quarter, we have focused our efforts on developing new products for use in electric vehicles, and recently made a breakthrough in the electric automobile market through an exclusive development agreement with Hafei Dongyang, a leading auto parts manufacturer in Northeast China.

At the end of the 3Q, following an extensive testing, certification and product trial and final approval process, we signed a new delivery agreement with Hafei Dongyang to deliver 2,000 tons per year of modified plastics designed for use in electric vehicle battery casings. We believe this agreement demonstrates our strong R&D capabilities and ability to enter new product categories, while advancing our goal of optimizing our product mix, which we believe will allow us to improve our gross margin over time.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Jie Han:

[speaking in foreign language]

Mahmoud Siddig:

Finally, as announced, we recently closed on a sale to institutional investors of approximately $20 million of our common stock. After careful deliberation, we came to the decision that the funds raised in the offering would greatly improve our ability to meet the rapidly increasing customer demand for our products and to capitalize on the robust growth opportunities in our market.

By bolstering our financial position, we now have greater flexibility to pursue our strategic objectives, which we believe will help to enhance value for our shareholders over the long-term.

Jie Han:

[speaking in foreign language]

Mahmoud Siddig:

Looking forward, we are confident in the outlook of our business. As such, we reiterate our full-year guidance, with revenue expected to range between US$210 million to US$230 million, and profit to range between US$35 million to US$37 million.

Jie Han:

[speaking in foreign language]

Mahmoud Siddig:

We have already established a solid market position through the continued execution of our long-term strategy, constant innovation, continuous acquisition of new product certifications, further increased penetration into new markets and increased production capacity.

We believe we are well positioned to continue to expand our market position and build upon the solid foundation we have created to meet the growing demand for our products in China.

Jie Han:

[speaking in foreign language]

Mahmoud Siddig:

Thank you again, and with that, I will turn the call over to Taylor Zhang, our CFO, to walk you through our financials. Taylor?

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Taylor Zhang:

Thank you, Mr. Han, and thank you, Mahmoud. As you have seen from our earnings release, we again delivered a strong quarter of results, driven by our increased capacity and strong demand for our products, and the continued successful execution of our long-term strategy. Revenue increased 80.5% year over year to a record US$65.3 million, mainly as a result of our increased sales volume and increasing focus on higher-end auto plastics products.

Gross profit for the 3Q10 was US$16.3 million, up 93.3% from US$8.4 million in the same period of 2009. Gross margin was 24.9% compared to 23.3% in the same period a year ago and 23.9% in the 2Q of this year. The year-over-year increase in gross margin was due to the increase in higher value products in our sales mix as a result of the Company’s successful research, development and marketing efforts.

Selling expenses for the 3Q10 were approximately US$103,000, decreased by 12.5% from US$118,000 in the same period last year. As a percentage of revenue, selling expenses were 0.2% of sales for the 3Q10 compared to 0.3% for the 2Q09.

General and administrative expenses were US$1.7 million, as compared to US$3.6 million for the same period last year. The increase in G&A expenses was mainly attributed to reduced expenses in connection with stock-based compensation during the 3Q10, approximately US$183,000 compared to US$2.8 million in the 3Q of last year mostly related to one-time award to long serving employees. Excluding those non-cash expenses, G&A expenses remain relatively the same at 2.3% as a percentage of revenue.

Research and Development expenses were US$1.8 million, or 2.8% of total revenue, compared to US$370,000, or 1% of total revenue, in the same period last year. The increase in R&D expenses was associated with the Company’s on-going R&D efforts to launch new products and obtain new product certifications. Operating income for the 3Q10 was US$12.6 million, compared to an operating income of US$4.3 million in the same period a year ago.

EBITDA for the 3Q10 was approximately US$13.6 million, an increase from US$7.6 million in the 3Q09. Net income for the 3Q10 was US$12.3 million, compared to net income of US$4 million for the same period a year ago. Net income attributable to common shareholders for the 3Q10 was also US$12.3 million.

Basic and diluted incomes per share attributable to common shareholders were $0.28 and $0.28, respectively.  Adjusted net income, excluding non-cash charges associated with stock-based compensation, change in fair value of derivative liability and preferred dividend was US$12.4 million, or US$0.28 per basic and per fully diluted share.

Finally, turning to the balance sheet, as of September 30th, 2010, China XD Plastics had US$15.5 million in cash and cash equivalents, US$58.5 million in working capital and a current ratio of 3. Shareholder’s equity as of September 30th, 2010 was US$87.3 million compared to US$21.5 million at the end of 2009.

In conclusion, our results for the quarter and robust financial position provide us with a strong platform for continued growth. We remain committed to our long-term growth strategy and believe we are well positioned to continue capitalizing on the strong growth trends in the auto industry in China.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

With that, we will now open the call to your questions. Operator?

Julie Chen, Hudson Securities:

Good morning, Han and Taylor. Congratulations on the good quarter. Just some fundamental questions if I may ask, could you provide the utilization for the quarter?

Taylor Zhang:

Sure, Julie. Hi, how are you? Thank you. So, let me transfer that to Mr. Han and Mr. Ma, right?

Julie Chen:

Thank you.

Taylor Zhang:

[speaking in foreign language]

Jie Han:

[speaking in foreign language]

Taylor Zhang:

So, Julie, the capacity utilization for this quarter is approximately 93%.

Julie Chen:

Great. Could you also provide some insight into the tons produced and the time shipped as well for the quarter?

Taylor Zhang:

Sure. The tons we shipped for the quarter was slightly above 31,000 tons and I will confirm the volumes that we have produced for the quarter.

[speaking in foreign language]

Jie Han:

[speaking in foreign language]

Taylor Zhang:

Hi, Julie. The tons produced in the quarter were relatively the same as we shipped, also approximately 31,000 metric tons.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Julie Chen:

OK. So may I ask in terms of ASP changes, is there any significant ASP changes this quarter?

Taylor Zhang:

No. The ASP relatively remains flat at about almost US$2,100 per metric ton.

Julie Chen:

OK. Sorry, I have a couple more small questions, on a clarification regarding your net income guidance, I assume it is a non-GAAP guidance that you are giving.

Taylor Zhang:

Yes. And for the 4Q, we expect there is very little non-cash item.

Julie Chen:

OK. And for the stock-base compensation, if you look at quarter to quarter, can we expect the trend line in the 4Q simply because it is approaching the Chinese New Year and there might be a significant stock compensation to your long-term employees?

Taylor Zhang:

The award in 2009 was a one-time award to long-serving employees and now we are at a very stable level. So, if you look at each quarter, for example, this quarter we had the expense related to stock compensation of approximately US$183,000. So, being a little conservative, US$200,000 per quarter should be sufficient.

Julie Chen:

Thanks for the insight. You also paid dividends of about US$1.8 million, can you give some clarity regarding that, please?

Taylor Zhang:

The dividend we paid, actually pretty much all the dividend has been paid in the 1Q and 2Q, and for the 3Q we did not pay any cash dividends, there is a small amount of dividend accrued, like I think less than US$100.

Julie Chen:

Great. Thank you very much, Taylor. I will move back to the end of the queue.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Amit Dayal, Rodman & Renshaw:

Thank you. Congratulations, Taylor, Mr. Han and Mr. Ma. You all had a good quarter. Some quarters regarding, you know, what we should be modeling for the 4Q, we came at around US$65 million at around 21,000 tons, should we be expecting a similar performance for the 4Q?

Taylor Zhang:

For the 4Q we believe, because now we have slight over 1.5 month remaining so we have a very good visibility as of now, so we are confident that we are going to have similar levels compared to the 3Q in the 4Q.

Amit Dayal:

OK. And in the 1Q?

Taylor Zhang:

The 1Q is going to mostly depend on the timing that when we can ramp up our additional new capacity, so our goal is to launch new product production in January 2011.

Amit Dayal:

OK. And we were there like two weeks ago, so we saw a lot of that production capacity basically coming under construction, it looks like probably you will be able to bring that into utilization early in January. So, for 2011, Taylor, what should we be modeling for in terms of your available capacity?

Taylor Zhang:

OK. Our goal is to achieve production capacity in 2011 at least 30%.

Amit Dayal:

30% growth?

Taylor Zhang:

But it depends on the timing limit there will be an additional upside.

Amit Dayal:

OK. So 30% growth at a minimum. And on an ASP basis, it may be a little bit too early, but I mean, do you have a range within which you will probably coming in? Do you think it will at least be maintained at the similar levels that we are seeing right now for ton?

Taylor Zhang:

For the very near term, we believe the ASP probably is going to remain stable. However the price is like, because as our raw material is petroleum based, the price may change anytime from now and no one knows or no one has a crystal ball of what the price is going to be.

But we do not think that there is any like significant fluctuation in the near and middle term. And even though there is some change in the price, we still have the ability to pass on the price change to the customer.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Amit Dayal:

Perfect. As in relation to the sales to, you know, this electric vehicle maker, do you get better selling prices for that specific product you are shipping to them?

Taylor Zhang:

OK. Yes, we do. And I will refer your question to Mr. Ma to give you more details.

[speaking in foreign language]

Qingwei Ma:

[speaking in foreign language]

Taylor Zhang:

OK. Amit, in the plastic used in electric vehicles actually there is a high pricing and also a high margin, for price, the average price is approximately RMB30,000 which is approximately US$4,000 with gross margin of more than 30%.

Amit Dayal:

So, hopefully you are looking to pursue more of these opportunities, do you think anything will come to play in 2011 in this line?

Taylor Zhang:

OK. Let me transfer this to Mr. Ma and Mr. Han.

[speaking in foreign language]

Jie Han:

[speaking in foreign language]

Taylor Zhang:

Amit, so, the relationship of the supplying of plastics for electric vehicles with Hafei Dongyang has just started and only for the casing for batteries, and we are also developing the plastic for other parts and in addition we are also exploring opportunities with large customers in East China, and we are confident that we will have more to report along the progress.

Amit Dayal:

Thank you so much. I will get back in the queue.

Andy Yeung, Oppenheimer:

Hi. Congratulations on a very good quarter. I just have a follow-up question on your capacity, it looks like your production level this year or the production capacity I year will be around 120,000 tons and you are adding about 35,000 tons next year, so can we assume that next year your maximum capacity would be around 150,000 or 155,000 tons?

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Taylor Zhang:

Hi. Thank you, Andy. You are correct, for next year our goal is to achieve production in the range of 150,000 to 155,000 tons.

Andy Yeung:

OK. Got it. And does that also mean that you will have enough capacity? Because, you know, even with those 155,000 tons it would probably imply only 30% year-over-year growth. So, beyond that capacity expansion that you have in January, what other plans do you have?

Taylor Zhang:

For 2011, this is our goal. We do have a plan beyond 2011 which is to achieve over 200,000 metric tons in 2013 and eventually 300,000 tons in 2015.

Andy Yeung:

Got it. OK. And also a follow-up question on the impact on raw material prices on your pricing, I believe, I mean, do you see, because we read some articles here in the United States that overall all the prices in China, the ASP is declining a little bit, do you see the same price pressure or do you have the ability to pass on 100% of your cost increase to your customers?

Taylor Zhang:

OK. So, in general that may be true that overall ASP is declining, however as for our ASP is a function of the general ASP, and also the product mix, for example, some products have relatively higher pricing compared to others that have relatively lower. So we are in a progress of shifting our product mix to more high-value added and higher margin products, which will also help to offset any potential ASP declining.

Andy Yeung:

Got it. And one final question is about your products introductions, I think you are making true good progress in the electric car battery business, any progress on high-speed railroad type of products?

Taylor Zhang:

OK. Andy, let me pass on your question to Mr. Ma.

[speaking in foreign language]

Qingwei Ma:

[speaking in foreign language]

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Taylor Zhang:

Andy, we are definitely very interested in high-speed train area and application, and now we are still in the product developing stage. We have allocated significant amounts into developing in high-speed trains applications.

Andy Yeung:

Got it. OK. Thank you very much.

Graham Tanaka, Tanaka Capital Management:

Hi. Thank you very much. I just want to understand a little bit better what your price protection is for cost inflation, with oil prices going up dramatically, possibly more next year, with a lot of inflation now raising in China. What is your mechanism for covering cost increases? Do you have a protection on 100% of purchase materials, or just part of it?

And secondly, what is the time lag that you are exposed to on cost increases versus price increases? Thank you.

Taylor Zhang:

Sure. This is a very good question. So, first of all, we do have a price protection mechanism. So, for example, any raw material price change within 5% we do not make any adjustment, however for price more than 5%, either up or down, we are going to pass the price increase or decrease along to our customers.

And as for the time lag, we typically can do that in about 20 to 30 days period.

Grahama Tanaka:

The other thing I was curious about is what your overall expectation is for auto production in 2011 and 2012 versus 2010 in the industry. And secondly, what is the Company’s market share position in the major products.

Taylor Zhang:

I will answer your second question, and I will pass your question to our CEO and to our COO. So our market share in auto plastic industry in China is approximately 6%. And I will translate your question.

[speaking in foreign language]

Jie Han:

[speaking in foreign language]

Taylor Zhang:

So, back to your first question, based on our interpretation of the 12th five-year plan by the Central Government in China, and obviously all the industries are a vital part of the economy in China, and we believe 15% for a sustainable growth for the standard period in the next more than three or five years is something China can easily achieve.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

As Mr. Han has mentioned earlier during the call, for the first 9M all auto sales have been growing over 39% compared to 2009. So we are convinced that all the industry will remain healthy and growing.

Graham Tanaka:

Thank you.

Tony Tian, Ladenburg Thalmann:

Thanks for taking my call. I have a question regarding your production. Historically, do you shut down your factory during Chinese New Year? If so, for how long?

Taylor Zhang:

OK. Thank you, Tony. Historically we do shut down our factory during Chinese New Year. I remember last year, when I was in the factory, we shut down for a period of less than a week, and this year I can refer your question to our COO, and give you maybe some of his sense.

[speaking in foreign language]

Qingwei Ma:

[speaking in foreign language]

Taylor Zhang:

Tony, this year we are going to have pretty much the same, seven days.

Tony Tian:

Great. I have another question that is regarding the capacity expansion plan. Would you help us understand a little bit what you are thinking for acquisition versus adding your own production capacity? What is the plus-minus of each? I would like to know if you are actually looking for any opportunity of acquiring smaller plants as a way of adding extra capacity.

Taylor Zhang:

OK. I will refer your question to our CEO.

Jie Han:

[speaking in foreign language]

Taylor Zhang:

So Tony, let me translate Mr. Han’s answer. So, for China XD we have a specific goal for every five year. Number one, growing our production capacity is our fundamental goal, and as we said, the electric vehicle will be a sweet spot in China’s auto industry, and we are definitely in the right direction to pursue that opportunity.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

As for acquisition, we are now actively seeking ideal acquisition targets. However the suitable ideal targets take time and also a lot of work, but we do believe, in addition to our industry as for size, if the target is too small probably it does not make economic sense for us to make the acquisition. And there are really very few established players in China, including China XD, but we are definitely looking for good opportunities and good expansion opportunities.

Tony Tian:

Thank you very much.

Amit Dayal, Rodman & Renshaw:

Thank you. Just a follow up on the acquisition related question, I guess there are not really many players in China you could go after for this, from the technology perspective, to continue improving on the quality you are providing, do you think you might consider technology acquisitions from abroad?

Taylor Zhang:

OK. Sure. Let me transfer your question, Amit.

[speaking in foreign language]

Jie Han:

[speaking in foreign language]

Taylor Zhang:

OK. So, Amit, one of the challenges we have in terms of acquisition is lack of meaningful size targets. Technologic acquisition sounds appealing, however there must be other pieces together with this, for example, the human resources, the marketing and the sales channel etc. so ideally we prefer to have a more comprehensive package which can help us evenly to get to a next level.

Amit Dayal:

OK. Perfect. And just one clarification, if you could just confirm, Taylor, what we should be using as the diluted-share count, you know, going into the 4Q and for 2011?

Taylor Zhang:

On a cap basis, accounting for all the derivative warrants, (as of the end of September 30, 2010 at) about 45 million shares (and approximately 49 million taking account of newly issued stock and warrants).

Amit Dayal:

And for 2011, will that count be the same or should it be higher?

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Taylor Zhang:

The count should be relatively the same, because the shares to be issued according to our plan are only to a few executives and independent directors which is really very minimum.

Amit Dayal:

So these 45 million includes the 3.3 million from the recent raise?

Taylor Zhang:

Yes.

Amit Dayal:

Because I was assuming a higher share count for some reason.

Taylor Zhang:

Because I think there is an issue with the calculation of warranties, in the warranties you have to factor in their conversion, so one warrant does not count as one share, so that is why I said on a cap basis is about 45 million.

Amit Dayal:

OK. Perfect. I got pretty mind shake on doing it, I guess. Thank you.

Saul Rosenthal, Private Investor:

Yes. Will you need more cash for your capacity expansion in 2011?

Taylor Zhang:

OK.

[speaking in foreign language]

Jie Han:

[speaking in foreign language]

Taylor Zhang:

OK. Back to your question, in 2011 for the capacity increase we can use our internal available sources and we have sufficient cash. And even beyond 2011, to grow our business by 30% each year we are confident that we can have sufficient internal resources to support it.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Saul Rosenthal:

Terrific. One more quick question, on your quarterly report your listed your capacity as 100,000 tons but you produced 31,000 in the last quarter, so your capacity must be greater than that.

Taylor Zhang:

Yes. On the capacity, the 100,000 metric ton capacity is the amount that we believed we could actually produce at the beginning of the year. So if you talk about theoretical designed capacity, we are at about 120,000 tons capacity.

Saul Rosenthal:

OK. Thank you.

Julie Chen, Hudson Securities:

Yes, I am just trying to understand, you have increased in the due to related parties, which is approximately US$2.1 million, can you provide some insight to that on your balance sheet, please?

Taylor Zhang:

Sure. That was actually for the purpose of increasing our earnings through capital, because our China operating subsidiary is a holding on the foreign entity and there are some requirements on depositing foreign, in our case USD, to bring the raised capital to us. So that was helped by a majority shareholder, not Mr. Han, and she is not an executive or director of the Company, and that is the only purpose of that transaction.

Julie Chen:

Got you. So, in terms of shift, if you are running at about 93% of utilization, so I would assume that the Company is running 24x7 in the 3Q minus all the downtime, going to winter for the 4Q and 1Q11, are we looking at running again at 24x7 or are we shifting down to something of a lower shift on a pro-week basis?

Taylor Zhang:

OK. Let me refer the first question to our COO, he will refer to that.

[speaking in foreign language]

Qingwei Ma:

[speaking in foreign language]

Taylor Zhang:

OK. So, Julie, for the 4Q we expect that is it is going to be relatively the same as the 3Q and for the 1Q11, excluding the Chinese New Year, we are also going to maintain the same level.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Julie Chen:

Got you. In terms of inventory level, for finished products, if we look at the past three quarters for 2010, you have maintained about 13 million unchanged of finished goods in your inventory. Is that what we should be thinking about that you are going to sustain that level, or is it something very similar to 2009 where you maintained slightly over 11 million so in the 4Q you are going to have a drop?

Taylor Zhang:

So, for the 4Q we believe we are going to remain relatively the same, around 27 million to 28 million level and for the next year, because of the expected increase of capacity we expect to have a little more than the current level.

Julie Chen:

Understood. That is for the raw materials, how about for the finished goods? I am just trying to figure out in terms of finished goods, you have inventory levels of about 13.2 million for this quarter and for the 2Q you had about 13.6 million, and for the 1Q you had 13.3 million, so it kind of sustained at that level. Are we looking at the finished goods level in that level, not looking at raw materials?

Taylor Zhang:

I see. OK. So, for the finished goods we are going to have a little bit more increase in the 1Q11.

Julie Chen:

OK. But for the 4Q, are we going to see a deep as we have seen in 2009 for the 4Q?

Taylor Zhang:

I do not believe that is the case, but let me confirm with our COO.

[speaking in foreign language]

Qingwei Ma:

[speaking in foreign language]

Taylor Zhang:

Right. Yes, Julie, Mr. Ma confirmed my estimates that the finished goods for the 4Q will remain pretty much at the same level.

Julie Chen:

OK. Thank you very much.

Conference Call Transcript 3Q10 Results China XD Plastics November 12th, 2010

Operator:

And at this time there are no further questions. I would like to turn the call back over to Mahmoud Siddig for closing remarks.

Mahmoud Siddig:

On behalf of China XD Plastics, we want to thank you for your interest and participation in this call. For those interested in meeting with management, please contact Taylor Rafferty at 212-889-4350. Again, thank you for your participation on this call, Operator?

Operator:

Thank you. This concludes today’s conference call. You may now disconnect.

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